Exhibit 99.1

FALCON MINERALS CORPORATION APPOINTS MICHAEL J. DOWNS AS CHIEF OPERATING OFFICER

NEW YORK, NY – February 18, 2020 – Falcon Minerals Corporation (“Falcon,” or the “Company,” “we,” “our,”) (NASDAQ: FLMN, FLMNW), a leading oil and gas minerals company, today announced that the Company has appointed Michael J. Downs, it’s Vice President of Operations since October 2018, as its Chief Operating Officer.

Daniel C. Herz, President and Chief Executive Officer of Falcon, stated, “Mike has been an integral part of the Company since he joined in 2018. Mike’s leadership has been instrumental in building Falcon from the ground up and he is widely respected by our employees, operators, and shareholders. I am confident that Mike, in his new role, will help to further drive Falcon towards excellence in every area of the business. I want to congratulate Mike on his well-deserved promotion.”

About Falcon Minerals

Falcon Minerals Corporation (NASDAQ: FLMN, FLMNW) is a C-Corporation formed to own and acquire high growth oil-weighted minerals rights. Falcon Minerals owns mineral, royalty, and over-riding royalty interests covering approximately 256,000 gross unit acres in the Eagle Ford Shale and Austin Chalk in Karnes, DeWitt and Gonzales Counties in Texas. The Company also owns approximately 68,000 gross unit acres in the Marcellus Shale across Pennsylvania, Ohio and West Virginia. For more information, visit our website at www.falconminerals.com.

Falcon Minerals Contact:

Bryan C. Gunderson

Chief Financial Officer

bgunderson@falconminerals.com